Exhibit 3.1

Filed #C277767-2001
October 12, 2001
By the Office of
Dean Heller
Secretary of State

ARTICLES OF INCORPORATION

Article #1: The name of the corporation is:

Conscious Intention, Inc.

Article #2: The name and address of the Resident Agent is:

Paracorp Incorporated
318 N Carson St. #208
Carson, NV 89701

Article #3: The type of business is to engage in any lawful activity for which a corporation may be duly organized under the General Corporation Law of Nevada.

Article #4: The total authorized capital of the corporation is:

10,000,000 shares at a par value of .001

Article #5: The governing board of the corporation is One director(s)0000. The number of directors may be changed by the board. The director's name and address is as follows:

Sylva Leduc
6620 Lake Washington Blvd NE #301
Kirkland WA 98033

Article #6: All shares are non-assessable at this time.

Article #7: The liability of the directors of the corporation for monetary damages shall be eliminated to the fullest extent permissible under Nevada Law.

Article #8: The corporation is authorized to indemnify the directors and officers of the corporation to the fullest extent permissible under Nevada Law.

Article #9: The corporation shall have perpetual existence.

Article #10: The name and address of the incorporation is as follows:

Michele Calkins
c/o Paracorp Incorporated
318 N Carson St #208
Carson City, NV 89701

Signature: /s/ Michele Calkins


CERTIFICATE OF ACCEPTANCE OF APPOINTMENT OF RESIDENT AGENT:

I, Paracorp Incorporated, hereby accept appointment as Resident Agent for the above named corporation.

/s/ Michele Calkins for Paracorp Incorporated Date: October 12, 2001.